Exhibit 99.1

P&F INDUSTRIES, INC. REPORTS RESULTS FOR THE THREE AND NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2021

MELVILLE, N.Y., November 11, 2021 - P&F Industries, Inc. (NASDAQ: PFIN) today announced its results from operations for the three and nine-month periods ended September 30, 2021. The Company is reporting net revenue of $12,985,000, and $40,520,000, respectively, for the three and nine-month periods ended September 30, 2021, compared to $12,406,000 and $37,276,000, respectively, for the same periods in 2020. For the three and nine-month periods ended September 30, 2021, the Company is reporting a net loss before income taxes of $841,000, and net income before taxes of $1,116,000, respectively, compared to net losses before income taxes of $1,193,000 and $5,651,000, respectively, for the same periods a year ago. Further, for the three-and nine-month periods ended September 30, 2021, the Company is reporting a net loss after-taxes of $733,000 and net income after taxes of $1,383,000, respectively, compared to net losses after-taxes of $857,000 and $3,996,000, respectively, for the three and nine-month periods ended September 30, 2020. The income before income taxes for the nine-months ended September 30, 2021, included the recognition of the forgiveness of a $2,929,200 Paycheck Protection Program loan. The Company’s basic and diluted loss per share for the three-month period ended September 30, 2021, was $0.23, while its basic earnings per share for the nine-month period ended September 30, 2021, was $0.44, and diluted earnings per share for the same period was $0.43. For the three and nine-month periods ended September 30, 2020, its basic and diluted loss per share were $0.27 and $1.27, respectively.

Richard Horowitz, the Company’s Chairman of the Board, Chief Executive Officer and President commented, “COVID-19 continues to impact our businesses; be it as a limiting factor to our ability to engage with current and future customers or, what we believe is a primary cause for the supply-chain crisis. That said, I am pleased to report that consolidated revenue increased by 4.7% this quarter, compared to the same three-month period in 2020, which was driven primarily by a 91.3% increase in Hy-Tech’s OEM line with revenue increasing $796,000. Overall, for the third quarter of 2021, Hy-Tech’s revenue increased by $653,000, or 24.7% over the same period in 2020. Although we were beginning to see improved sales opportunities during the third quarter compared to the same three-month period a year ago, we also began to encounter strong headwinds within our supply-chains. Specifically, a significant portion of Asian-sourced items, which are marketed to our retail and automotive sectors have and continue to be adversely affected by the massive congestion at ports of entry. We believe these delays were a major cause of the decline in revenue in both sectors. We are attempting to mitigate this issue by placing larger than normal purchase orders with our overseas vendors and believe the arrival of these orders in early 2022 should help to reduce inventory shortages in 2022. During the third quarter of 2021, Aircat sales relative to the same period in 2020 decreased by $362,000. This was primarily caused by two factors. First, pent up demand for our products that were not generally available through our largest on-line channel during the second quarter of 2020 caused a surge in orders during the third quarter of 2020, which did not repeat in 2021. Second, during the third quarter of 2021, Aircat made a change to its channel distribution strategy which caused a temporary pause in shipments to the channel as customer inventory levels were adjusted. We expect shipments to resume to prior levels in the fourth quarter of 2021. Further, we are glad to report that we are seeing a positive rebound in the aerospace market. As a result, our Aerospace revenue increased 44.5%, when compared to the third quarter of 2020.

Consolidated gross margin for the three-month period ended September 30, 2021, improved 2.2 percentage points over the same period in 2020. This was driven primarily by higher gross margin at Hy-Tech, which was mostly due to improved manufacturing overhead absorption. Additionally, a better mix of product at all locations contributed to the stronger gross margin. However, significant increases in ocean freight costs during the third quarter partially offset these improvements. We have raised our selling prices on most of our products to levels which we believe substantially offset these increased freight costs.

Mr. Horowitz concluded, “We are encouraged by the improved results over the prior year and remain optimistic for the future. However, for now, the global COVID-19 pandemic and its peripheral negative effects remains an issue. We intend to do our utmost to continue to serve our customers, while ensuring the health and safety of our employees.”

The Company will be reporting the following:

TRENDS AND UNCERTAINTIES

COVID-19 PANDEMIC

On March 11, 2020, the World Health Organization designated the recent novel coronavirus, or COVID-19, as a global pandemic. COVID-19 was first detected in Wuhan City, Hubei Province, China and continued to spread, significantly impacting various markets around the world, including the United States. Various policies and initiatives have been implemented to reduce the global transmission of COVID-19.

The COVID-19 virus and the resultant global economic down-turn continues to have a negative impact on our three and nine-month 2021 results. Additionally, we believe the supply-chain crisis, which we believe is related to the pandemic. Beginning in early 2021, but magnifying during the third quarter of 2021, we encountered severe shipping / receiving delays of inventory / containers from our Asian suppliers, which has caused intermittent shortages of inventory. Further, the costs of international freight has greatly increased. In addition, the COVID-19 pandemic has caused many of our customers and potential customers to refuse on-site visits, which is critical to generating revenue. We believe that until the above issues subside, our business will likely continue to be adversely affected.

BOEING/AEROSPACE

The Federal Aviation Administration (“FAA”) and the European Union Aviation Safety Agency (“EASA”) have lifted the grounding of the 737 MAX. Production is still very limited due to the inventory at Boeing and the reluctance of airlines to accept deliveries due to weak air travel demand, as well as the lack of certification by China. This will likely continue to have an adverse effect on our revenue. In addition, production of military and other commercial aircraft throughout the industry has slowed as well, we believe due to the ongoing global COVID-19 pandemic. However, we believe when all other commercial and military production lines throughout the United States come back online, an increase in our revenue should follow.

OIL AND GAS

The profitability of crude oil production generally declines when prices fall. As a result, as prices dropped in 2020, production slowed worldwide. However, the price of crude oil has begun to improve. As such, orders and activity during this quarter have begun to strengthen. In addition to the price of crude oil we monitor the number of active rotary rigs, which is discussed elsewhere. In spite of the return of crude oil prices to pre-pandemic levels, we believe many oil drilling companies have forgone the typical maintenance that would utilize our tools in order to continue cash-flow generating production activities in lieu of shutting down for required maintenance. We cannot say for certain when the typical maintenance activity will resume.

TECHNOLOGIES

We believe that over time, several newer technologies, and features will have a greater impact on the market for our traditional pneumatic tool offerings. The impact of this evolution has been felt initially by the advent of advanced cordless operated hand tools in the automotive aftermarket. For certain non-automotive applications, we have begun to develop cordless models of tools and expect to introduce these products in the near future.

OTHER MATTER

In May 2021, Florida Pneumatic detected a ransomware attack on its information technology systems that caused data to be encrypted. At the present time, all critical Florida Pneumatic information technology systems have been remediated and are operational. We believe that our corporate office and our other subsidiaries, all of which operate on separate, independent networks, were not affected by this incident.

REVENUE

During the three and nine-month period ended September 30, 2021, various product lines were affected to some degree by the global COVID-19 pandemic, which caused orders and revenue for those product lines for the same periods, to be less than pre-pandemic levels.

The tables below provide an analysis of our net revenue for the three and nine-month periods ended September 30, 2021, and 2020:

Consolidated

	Three months ended September 30,
			Increase (decrease)
	2021	2020	$	%
Florida Pneumatic	$9,607,000	$9,681,000	$(74,000)	(0.8)%
Hy-Tech	3,378,000	2,725,000	653,000	24.0
Consolidated	$12,985,000	$12,406,000	$579,000	4.7%

	Nine months ended September 30,
			Increase (decrease)
	2021	2020	$	%
Florida Pneumatic	$31,221,000	$28,351,000	$2,870,000	10.1%
Hy-Tech	9,299,000	8,925,000	374,000	4.2
Consolidated	$40,520,000	$37,276,000	$3,244,000	8.7%

Florida Pneumatic

Florida Pneumatic markets its air tool products to four primary sectors within the pneumatic tool market; Automotive, Retail, Aerospace and Industrial. It also generates revenue from its Berkley products line, as well as a line of air filters and other OEM parts (“Other”).

	Three months ended September 30,
	2021		2020		Increase (decrease)
		Percent of		Percent of
	Revenue	revenue	Revenue	revenue	$	%
Automotive	$3,168,000	33.0%	$3,530,000	36.5%	$(362,000)	(10.3)%
Retail	3,222,000	33.5	3,718,000	38.4	(496,000)	(13.3)
Industrial	1,257,000	13.1	1,044,000	10.8	213,000	20.4
Aerospace	1,832,000	19.1	1,268,000	13.1	564,000	44.5
Other	128,000	1.3	121,000	1.2	7,000	5.8
Total	$9,607,000	100.0%	$9,681,000	100.0%	$(74,000)	(0.8)%

For most of the third quarter of 2021, much of U.S. and global economies were still feeling the ill effects of the global COVID-19 pandemic. Further, the negative impact of the world-wide supply-chain crisis adversely affected nearly all of Florida Pneumatic’s product lines. Most seriously affected were its Retail and Automotive inventory levels, which in turn hampered its ability to fulfill orders in a timely manner. In an effort to combat future potential shipping issues, Florida Pneumatic has increased its purchases, which has caused a temporary up-tick in its inventory levels through at least the first half of 2022. The decrease in sales in our Automotive sector is primarily due to a one-time reduction in the amount of inventory held by the distribution channel. Florida Pneumatic’s third quarter 2021 Industrial revenue improved 20.4 percent over the same period a year ago. This increase, we believe is due in part to a continuation of the recovery than began during the second quarter occurring in certain sectors from the ill effects of the pandemic. Most of the Aerospace revenue is attributable to Jiffy Air Tool. The Boeing Corporation is a major customer of Jiffy. The Boeing 737 MAX aircraft had been grounded by the FAA and the EASA in March 2019. Earlier this year both agencies lifted the “No Fly” ruling it imposed on all Boeing 737 MAX aircraft, allowing it to begin flights in the United States, and Europe. As a result, order activity began to improve, which was a primary factor for the improvement in Aerospace revenue when comparing the third quarters of 2021 and 2020. However, it is uncertain how long, if ever, it will take for the Boeing Corporation to increase its manufacturing of its 737 MAX aircraft to a volume that would be comparable to pre-COVID-19 levels. Lastly, orders from other aerospace companies and military aircraft manufacturers improved slightly this quarter.

	Nine months ended September 30,
	2021		2020		Increase (decrease)
		Percent of		Percent of
	Revenue	revenue	Revenue	revenue	$	%
Automotive	$11,053,000	35.4%	$9,690,000	34.2%	$1,363,000	14.1%
Retail	10,775,000	34.5	9,569,000	33.8	1,206,000	12.6
Industrial	3,919,000	12.6	2,383,000	8.4	1,536,000	64.5
Aerospace	5,094,000	16.3	6,341,000	22.4	(1,247,000)	(19.7)
Other	380,000	1.2	368,000	1.2	12,000	3.3
Total	$31,221,000	100.0%	$28,351,000	100.0%	$2,870,000	10.1%

Despite the impact during the third quarter 2021, relating to the ongoing COVID-19 pandemic and supply chain delays, Florida Pneumatic’s Automotive revenue during the nine-month period ended September 30, 2021, is more than 14 percent greater than the amount reported during the same period in 2020. This improvement is driven by growing demand for its AIRCAT line of pneumatic hand tools, plus stronger sales generated by its UK operations. Additionally, Florida Pneumatic’s Retail revenue improved 12.6 percent during the nine-month period ended September 30, 2021, compared to the same period in 2020, driven primarily by demand for spray gun-type tools and accessories being sold to The Home Depot, which we believe are being used to apply disinfectant to combat the COVID-19 virus. Further, its Industrial revenue during the nine-month period ended September 30, 2021, also encountered growth, which we believe is driven primarily by certain sectors beginning to recover from the effects of the pandemic. Partially offsetting the above increases, is the year-to-date decline in Florida Pneumatic’s Aerospace revenue. Most of the Aerospace revenue is attributable to Jiffy Air Tool, whose major customer is the Boeing Corporation. We believe however, that as both domestic and international travel restrictions ease, and Boeing and other major aircraft manufacturers begin to produce and deliver new aircraft, we could see a continuation of the improvement we witnessed in the third quarter of this year. However, no assurance can be made, and it is possible that this sector will remain depressed for the foreseeable future.

Hy-Tech

Hy-Tech designs, manufactures, and sells a wide range of industrial products which are categorized as ATP for reporting purposes. In addition to Engineered Solutions, products and components manufactured for other companies under their brands are included in the OEM category in the table below. PTG revenue is comprised of products manufactured and sold by Hy-Tech’s gear business. NUMATX, Thaxton and other peripheral product lines, such as general machining, are reported as Other.

	Three months ended September 30,
	2021		2020		Increase (decrease)
		Percent of		Percent of
	Revenue	revenue	Revenue	revenue	$	%
OEM	$1,668,000	49.4%	$872,000	32.0%	$796,000	91.3%
ATP	751,000	22.2	624,000	22.9	127,000	20.4
PTG	882,000	26.1	1,027,000	37.7	(145,000)	(14.1)
Other	77,000	2.3	202,000	7.4	(125,000)	(61.9)
Total	$3,378,000	100.0%	$2,725,000	100.0%	$653,000	24.0%

During the third quarter of 2021, Hy-Tech continued to encounter modest signs that the ill effects of the pandemic were beginning to ease. As a result, its total revenue for the three-month period ended September 30, 2021, increased 24 percent, over the same period a year ago. Customer orders for its OEM and ATP product lines improved when compared to the same three-month period a year ago, driving revenue growth of 91.3 percent and 20.4 percent, respectively. Significant orders from two of its major OEM customers, along with its Engineered Solutions approach, which continues to gain market momentum, provided the impetus for the current quarter growth in OEM. Its ATP revenue improvement and an increase in the number of oil and gas rigs. According to Baker Hughes Inc., the average number of oil and gas rotary rigs in operation during the fiscal third quarter 2021 were 496, compared to 254 during the same three-month period in 2020. Additionally, in an effort to increase market penetration, Hy-Tech has “refreshed” and or improved a number of its ATP tools, as well as the marketing of its Magnum Force line of large impact wrenches. Hy-Tech believes that the Magnum Force line, a series of super duty industrial impact tools, that are designed specifically for use in demanding environments, such as refinery turnarounds, power generation outages, structural steel erection, mining and other similar bolting applications, is beginning to gain acceptance. The above increases were offset by a quarter over quarter decline in its PTG revenue. PTG continues to encounter delays and disruptions in its outside third-party processors, creating delays in its delivery time to its customers. Additionally, PTG continues to encounter reluctance to permit face to face visitation, which we believe is critical to completing the sale of PTG products and services, by its current and prospective customers. The decline in Hy-Tech’s Other revenue was due to a large order for its Thaxton products shipping during the third quarter in 2020, with no similar order this quarter.

	Nine months ended September 30,
	2021		2020		Increase (decrease)
		Percent of		Percent of
	Revenue	revenue	Revenue	revenue	$	%
OEM	$4,688,000	50.4%	$3,513,000	39.4%	1,175,000	33.4%
ATP	2,242,000	24.1	2,254,000	25.2	(12,000)	(0.5)
PTG	2,132,000	22.9	2,783,000	31.2	(651,000)	(23.4)
Other	237,000	2.6	375,000	4.2	(138,000)	(36.8)
Total	$9,299,000	100.0%	$8,925,000	100.0%	374,000	4.2%

Hy-Tech’s year-to-date revenue improvement over the same nine-month period in 2020 was driven by continued growth in its OEM line, which saw a 33.4 percent increase, the majority of which occurring during the third quarter of 2021. This improvement was partially offset by i) the ongoing negative effects on the U.S. economy caused by the global COVID-19 pandemic, particularly adversely affecting PTG revenue and operations; and ii) delays and disruptions from outside third-party processors. As discussed above, we are beginning to see improvement in the number and size of ATP orders and are optimistic about market acceptance of our Magnum Force line. PTG’s nine-month 2021 revenue declined due primarily to the factors discussed earlier. However, as travel restrictions ease and customers begin to accept visitors, we believe order levels should improve. In addition, we are working with vendors and improving internal systems toward the goal of greatly reducing supply chain issues moving forward.

GROSS MARGIN/PROFIT

	Three months ended September 30,		Increase
	2021	2020	Amount		%
Florida Pneumatic	$3,381,000	$3,291,000	$90,000		2.7%
As percent of respective revenue	35.2%	34.0%	1.2%	pts
Hy-Tech	$593,000	$232,000	$361,000		155.6
As percent of respective revenue	17.6%	8.5%	9.1%	pts
Total	$3,974,000	$3,523,000	$451,000		12.8%
As percent of respective revenue	30.6%	28.4%	2.2%	pts

The improvement in Florida Pneumatic’s gross margin was due primarily to product mix. Specifically, the increase in Industrial and Aerospace revenue, both of which generally have stronger gross margin than Florida Pneumatic’s other product lines, contributed to the increase in gross margin. Additionally, stronger overhead absorption at Jiffy this quarter, compared to the same three-month period a year ago contributed to the improved gross margin. However, increased freight costs partially offset the improvement. Florida Pneumatic’s ocean freight costs have increased approximately four-fold when compared to a year ago. We are attempting to pass through a portion of these increases; however, we may not be able to fully neutralize the negative effects. The improvement in Hy-Tech’s gross margin is due primarily to its overall product/customer mix. Additionally, there was a slight improvement in its manufacturing overhead absorption this quarter, when compared to the same three-month period in 2020, further contributing to its improved gross margin.

	Nine months ended September 30,		Increase
	2021	2020	Amount		%
Florida Pneumatic	$11,746,000	$10,274,000	$1,472,000		14.3%
As percent of respective revenue	37.6%	36.2%	1.4%	pts
Hy-Tech	$1,712,000	$779,000	$933,000		119.8
As percent of respective revenue	18.4%	8.7%	9.7%	pts
Total	$13,458,000	$11,053,000	$2,405,000		21.8%
As percent of respective revenue	33.2%	29.7%	3.5%	pts

Generally, customer and product mix greatly affect Florida Pneumatic’s gross margin. As discussed earlier, the increase in Florida Pneumatic’s higher margin Industrial revenue contributed to the higher gross margin this quarter, compared to the same nine-month period in 2020. This improvement was partially offset by the significant increases in its ocean freight costs that have been incurred for most of 2021. Additionally, in early 2021, Jiffy was under absorbing its manufacturing overhead, due to the reduction of product being produced. However, with increased production during the third quarter of 2021 this under absorption issue has been reduced. Hy-Tech’s manufactures most of its products. Its gross margin is impacted by customer/product mix. Factors such as absorption of manufacturing overhead, raw material pricing and third-party costs also affect its gross margin. Hy-Tech’s gross margin for the nine months ended September 30, 2021, improved 9.7 percentage points, when comparing the three-month periods ended September 30, 2021, and 2020. During the nine-month period ended September 30, 2020, Hy-Tech recorded additional charges to its OSMI allowance and an adjustment to its physical inventory, both adversely affecting its 2020 gross margin, whereas there were no additional charges incurred during the nine months ended September 30, 2021.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

Selling, general and administrative expenses (“SG&A”) include salaries and related costs, commissions, travel, administrative facilities costs, communications costs and promotional expenses for our direct sales and marketing staff, administrative and executive salaries and related benefits, legal, accounting, and other professional fees as well as general corporate overhead and certain engineering expenses.

During the third quarter of 2021, our SG&A were $4,734,000, compared to $4,673,000 incurred during the same three-month period in 2020. The most significant factors contributing to the net increase were: i) Compensation expenses increased $74,000. Compensation expense is comprised of base salaries and wages, accrued performance-based bonus incentives and associated payroll taxes and employee benefits; ii) information systems-related expenses increased $35,000, driven by increased cyber security costs, and iii) a decline of $31,000 in professional fees and expenses.

Our SG&A expenses for the nine-month period ended September 30, 2021, were $15,183,000, compared to $14,983,000, during the same nine-month period in 2020. There were significant factors which contributed to the net change. First, driven by an increase of more than $3,200,000 in revenue, our variable expenses increased $487,000. Variable expenses include among other items, commissions, freight out, travel, advertising, shipping supplies and warranty costs. Additionally, we incurred approximately $318,000 in additional information systems costs during the nine-month period ended September 30, 2021, which related to the May 2021 ransomware attack at our Florida Pneumatic subsidiary. Further, compensation expenses increased $72,000. Partially offsetting the above increases was a decline in professional fees of $576,000, most of which was driven by expenses in 2020 related to the relocation and set up of the two gear businesses that were acquired in late 2019, none of the relocation expenses repeated in 2021. Lastly, when comparing the nine-month periods ended September 30, 2021, and 2020, depreciation and amortization expenses declined $75,000, corporate expenses and stock-based compensation declined $30,000 and $19,000, respectively.

OTHER INCOME

On April 20, 2020, we received a Paycheck Protection Program (“PPP”) loan, in the amount of $2,929,000. Under the terms of the CARES Act, as amended, we were eligible to apply for forgiveness for all or a portion of the PPP loan.  In February 2021, we filed an application for forgiveness with the lender, who approved this submission and submitted the application for forgiveness to the SBA. On June 9, 2021, we were advised that the SBA had approved our PPP loan forgiveness application and as such, the PPP loan and interest were forgiven in its entirety.  Accordingly, the lender applied the funds and paid off PPP loan principal in its entirety and interest in full. In accordance with current accounting guidance this forgiveness of debt and related accrued interest is to be accounted for as Other Income and shall not be considerable as taxable income.

INTEREST

	Three months ended September 30,		Decrease
	2021	2020	Amount	%
Interest expense attributable to:
Short-term borrowings	$10,000	$12,000	$(2,000)	(16.7)%
PPP loan	—	5,000	(5,000)	(100.0)
Amortization expense of debt issue costs	4,000	4,000	—	—

Total	$14,000	$21,000	$(7,000)	(33.3)%

	Nine months ended September 30,		Decrease
	2021	2020	Amount	%
Interest expense attributable to:
Short-term borrowings	$28,000	$95,000	$(67,000)	(70.5)%
PPP loan	(19,000)	11,000	(30,000)	(272.7)
Amortization expense of debt issue costs	12,000	12,000	—	—

Total	$21,000	$118,000	$(97,000)	(82.2)%

The Applicable Margin, as defined in our Credit Agreement was the same during the three-month periods ended September 30, 2021, and 2020. The average balance of short-term borrowings during the three-month periods ended September 30, 2021, and 2020, were $2,050,000 and $2,260,000, respectively.

In late April 2020, we borrowed approximately $2.9 million from BNB Bank as provided under the Coronavirus Aid, Relief and Economic Security (“CARES”) Act. The PPP Loan accrued interest at a rate of 1.0% per annum. Pursuant to the Flexibility Act, interest on any unforgiven amount is deferred until the forgiveness determination is made by the SBA. On June 9, 2021, we received notice that the SBA had forgiven our obligation to repay the PPP loan and related accrued interest.  As such, during the three-month period ended June 30, 2021, we recorded a reversal of the accrued interest related to the PPP loan.

Lastly, we and our bank amended the Credit Agreement in February 2019. The debt issue costs are associated with such amendment.

INCOME TAXES

At the end of each interim reporting period, we compute an effective tax rate based upon our estimated full year results. This estimate is used to determine the income tax provision or benefit on a year-to-date basis and may change in subsequent interim periods. Accordingly, our effective tax rates for the three-month and nine-month periods ended September 30, 2021, were a tax benefit of 12.8% and 23.9%, compared to a tax benefit of 28.2% and 29.3% for the same periods in the prior year. The effective tax rates for all periods presented were impacted primarily by state taxes, and non-deductible expenses. Additionally, for the nine-month period ended September 30, 2021, the gain resulting from the forgiveness of debt of the PPP loan was not included in the computation of the effective tax rate.

On March 27, 2020, the CARES Act was signed into law. The CARES Act, among other things, includes provisions relating to refundable payroll tax credits, deferment of the employer portion of certain payroll taxes, net operating loss carryback periods, alternative minimum tax credit refunds, modifications to the net interest deduction limitation and technical corrections to tax depreciation methods for qualified improvement property. On March 11, 2021, the American Rescue Plan Act of 2021 (the “ARP”) was signed into law to provide relief as a result of the COVID-19 pandemic. The ARP, among other things, extended and modified the employee retention credit. As of September 30, 2021, the Company is evaluating the impact of the ARP on the Company’s effective tax rate.

LIQUIDITY AND CAPITAL RESOURCES

We monitor such metrics as days’ sales outstanding, inventory requirements, inventory turns, estimated future purchasing requirements and capital expenditures to project liquidity needs, as well as evaluate return on assets. Our primary sources of funds are operating cash flows, existing working capital and our Revolver Loan (“Revolver”) with our Bank.

We gauge our liquidity and financial stability by various measurements, some of which are shown in the following table:

	September 30, 2021	December 31, 2020
Working capital	$23,200,000	$21,258,000
Current ratio	3.26 to 1	3.57 to 1
Shareholders’ equity	$42,918,000	$41,538,000

Credit facility

Our Credit Facility will be discussed in the Notes to the consolidated financial statements.

Cash flows

During the nine-month period ended September 30, 2021, our net cash decreased to $789,000 from $904,000 on December 31, 2020. Our total bank debt at September 30, 2021, was $3,295,000 compared to $4,303,000 at December 31, 2020, included borrowings under the CARES Act. The total debt to total book capitalization (total debt divided by total debt plus equity) at September 30, 2021, was 7.1% compared to 9.4% at December 31, 2020.

At September 30, 2021, our short-term or Revolver borrowing was $3,295,000 compared to $1,374,000, at December 31, 2020. Additionally, at September 30, 2021, and December 31, 2020, there was approximately $12,700,000 and $11,971,000, respectively, available to us under the Revolver arrangement.

During the nine-month period ended September 30, 2021, we used $428,000 for capital expenditures, compared to $956,000 during the same period in the prior year. Capital expenditures for the balance of 2021 is expected to be approximately $381,000, some of which may be financed through our credit facilities with Capital One Bank or financed through independent third-party financial institutions. The remaining 2021 capital expenditures will likely be for facility upgrades.

ABOUT P&F INDUSTRIES, INC.

P&F Industries, Inc., through its wholly owned subsidiaries, is a leading manufacturer and importer of air-powered tools and accessories sold principally to the aerospace, industrial, automotive, and retail markets. P&F’s products are sold under its own trademarks, as well as under the private labels of major manufacturers and retailers.

OTHER INFORMATION

P&F Industries Inc. has scheduled a conference call later today at 11:00 A.M. Eastern Time, to discuss its third quarter 2021 results and financial condition. Investors and other interested parties who wish to listen to or participate can dial 1-866-337-5532. It is suggested you call at least 10 minutes prior to the call commencement. For those who cannot listen to the live broadcast, a replay of the call will also be available on the Company’s website beginning on or about November 12, 2021.

Forward Looking Statement

The Private Securities Litigation Reform Act of 1995 (the “Reform Act”) provides a safe harbor for forward-looking statements made by or on behalf of P&F Industries, Inc. and subsidiaries (“P&F”, or the “Company”). P&F and its representatives may, from time-to-time, make written or verbal forward-looking statements, including statements contained in the Company’s filings with the Securities and Exchange Commission and in its reports to shareholders. Generally, the inclusion of the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “will,” “may,” “would,” “could,” “should,” and their opposites and similar expressions identify statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and that are intended to come within the safe harbor protection provided by those sections. Any forward-looking statements contained herein, including those related to the Company’s future performance, are based upon the Company’s historical performance and on current plans, estimates and expectations. All forward-looking statements involve risks and uncertainties. These risks and uncertainties could cause the Company’s actual results for all or part the 2021 fiscal year and beyond to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company for a number of reasons including, but not limited to:

·	Risks related to the global outbreak of COVID-19 and other public health crises;
·	Risks associated with sourcing from overseas;
·	Disruption in the global capital and credit markets;
·	Importation delays;
·	Customer concentration;
·	Unforeseen inventory adjustments or changes in purchasing patterns;
·	Market acceptance of products;
·	Competition;
·	Price reductions;
·	Exposure to fluctuations in energy prices;
·	The strength of the retail economy in the United States and abroad;
·	Risks associated with Brexit;
·	Adverse changes in currency exchange rates;
·	Interest rates;
·	Debt and debt service requirements;
·	Borrowing and compliance with covenants under our credit facility;
·	Impairment of long-lived assets and goodwill;
·	Retention of key personnel;
·	Acquisition of businesses;
·	Regulatory environment;
·	Litigation and insurance;
·	The threat of terrorism and related political instability and economic uncertainty; and
·	Business disruptions or other costs associated with information technology, cyber-attacks, system implementations, data privacy or catastrophic losses,

and those other risks and uncertainties described in its Annual Report on Form 10-K for the year ended December 31, 2020, its Quarterly Reports on Form 10-Q, and its other reports and statements filed by the Company with the Securities and Exchange Commission. Forward-looking statements speak only as of the date on which they are made. The Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise. The Company cautions you against relying on any of these forward-looking statements.

P&F Industries, Inc.

Joseph A. Molino, Jr.

Chief Financial Officer

631-694-9800

www.pfina.com

P & F INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In Thousands $)	September 30, 2021	December 31, 2020
	(Unaudited)	(Audited)
Assets
Cash	$789	$904
Accounts receivable - net	8,448	7,468
Inventories	21,623	18,362
Prepaid expenses and other current assets	2,608	2,806

Total current assets	33,468	29,540

Net property and equipment	8,279	9,395
Goodwill	4,446	4,449
Other intangible assets - net	5,749	6,226
Deferred income taxes - net	496	226
Right-of-use assets – operating leases	3,031	3,281
Other assets – net	80	250
Total assets	$55,549	$53,367

Liabilities and Shareholders’ Equity
Short-term borrowings	$3,295	$1,374
Accounts payable	3,598	2,199
Accrued compensation and benefits	1,231	525
Accrued other liabilities	1,328	1,354
Current leased liabilities – operating leases	816	847
Current maturities of long-term debt (PPP loan)	---	1,983

Total current liabilities	10,268	8,282

Noncurrent leased liabilities – operating leases	2,261	2,474
Long-term debt, less current maturities (PPP loan)	---	946
Other liabilities	102	127

Total liabilities	12,631	11,829

Total shareholders' equity	42,918	41,538

Total liabilities and shareholders' equity	$55,549	$53,367

P & F INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three months ended September 30,		Nine months ended September 30,
(In Thousand $)	2021	2020	2021	2020

Net revenue	$12,985	$12,406	$40,520	$37,276
Cost of sales	9,011	8,883	27,062	26,223
Gross profit	3,974	3,523	13,458	11,053
Selling, general and administrative expenses	4,734	4,673	15,183	14,983
Impairment of goodwill and other intangible assets	---	---	---	1,612
Operating loss	(760)	(1,150)	(1,725)	(5,542)
Loss on sale of property and equipment	(67)	(22)	(67)	(22)
Other income	---	---	2,929	31
Interest expense	(14)	(21)	(21)	(118)
(Loss) income before income taxes	(841)	(1,193)	1,116	(5,651)
Income tax benefit	(108)	(336)	(267)	(1,655)
Net (loss) income	$(733)	$(857)	$1,383	$(3,996)

P&F INDUSTRIES INC. AND SUBSIDIARIES

(LOSS) EARNINGS PER SHARE (UNAUDITED)

	Three months ended September 30,		Nine months ended September 30,
	2021	2020	2021	2020

Basic (loss) earnings per share	$(0.23)	$(0.27)	$0.44	$(1.27)
Diluted (loss) earnings per share	$(0.23)	$(0.27)	$0.43	$(1.27)

P&F INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

	Nine months
	ended September 30,
(In Thousands $)	2021	2020
Cash Flows from Operating Activities:
Net income (loss)	$1,383	$(3,996)

Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:

Non-cash and other charges:
Depreciation and amortization	1,345	1,339
Amortization of other intangible assets	474	544
Amortization of operating lease assets	670	675
Amortization of debt issue costs	12	12
Amortization of consideration payable to a customer	202	202
Provision for losses on accounts receivable	19	47
Stock-based compensation	4	39
Restricted stock-based compensation	35	33
Forgiveness of PPP loan	(2,929)	---
Deferred income taxes	(267)	(771)
Loss on sale of fixed assets	33	22
Fair value adjustment to assets held for sale	40	---
Gain on lease obligation settlement	---	(31)
Impairment of goodwill and other intangible assets	---	1,612
Changes in operating assets and liabilities:
Accounts receivable	(1,007)	712
Inventories	(3,274)	3,384
Prepaid expenses and other current assets	248	(341)
Other assets	---	(32)
Accounts payable	1,406	708
Accrued compensation and benefits	711	(1,190)
Accrued other liabilities and other current liabilities	(14)	(239)
Payments on lease liabilities	(665)	(702)
Other liabilities	(36)	(2)
Total adjustments	(2,993)	6,021
Net cash (used in) provided by operating activities	(1,610)	2,025

Cash Flows from Investing Activities:
Capital expenditures	$(428)	$(956)
Proceeds from disposal of property and equipment	28	1
Net cash used in investing activities	(400)	(955)

Cash Flows from Financing Activities:
Dividend payments	—	(157)
Proceeds from exercise of stock options	—	3
Net proceeds (repayments) relating to short-term borrowings	1,921	(3,314)
Proceeds from PPP loan	—	2,929
Net cash provided by (used in) financing activities	1,921	(539)

Effect of exchange rate changes on cash	(26)	(3)
Net (decrease) increase in cash	(115)	528
Cash at beginning of period	904	380
Cash at end of period	$789	$908

P&F INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)  (continued)

(In Thousands $)

Supplemental disclosures of cash flow information:

Cash paid for:
Interest	$25	$109
Taxes	$12	26
Cash paid for amounts included in the measurement of operating lease liabilities	$6	$5

Noncash information:
Right of Use (“ROU”) assets recognized for new operating lease liabilities	$320	$140

P & F INDUSTRIES, INC. AND SUBSIDIARIES

NON-GAAP FINANCIAL MEASURE AND RECONCILIATION

COMPUTATION OF (EBITDIA) - EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION, IMPAIRMENT, AND AMORIZATION

(UNAUDITED)

(In Thousands $)	For the three-month periods ended September 30,		For the nine-month periods ended September 30,
	2021	2020	2021	2020
Net (loss) income (2)	$(733)	$(857)	$1,383	$(3,996)
Add:
Depreciation and amortization	601	616	1,819	1,883
Interest expense	14	21	21	118
Impairment	---	---	---	1,612
Income tax benefit	(108)	(336)	(267)	(1,655)
	507	301	1,573	1,958

EBITDA (1)	$(226)	$(556)	$2,956	$(2,038)

(1)	The Company discloses a tabular comparison of EBITDIA, which is a non-GAAP measure because it is instrumental in comparing the results from period to period. The Company’s management believes that the comparison of EBITDIA provides greater insight into the Company’s results of operations for the periods presented. EBITDIA should not be considered in isolation or as a substitute for operating income as reported on the face of our statement of operations.
(2)	Included in the nine-month Net income for 2021 is the forgiveness of the $2,929,200 PPP loan.

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